Exhibit 10.22

NMI Holdings, Inc.
Amended and Restated Severance Benefit Plan

I.PURPOSE
NMI Holdings, Inc. (“NMI” or the “Company”) has established this Severance Benefit Plan (this “Plan”) in order to ease the financial burden on eligible terminated employees as a result of job loss or position elimination. This Plan is designed to apply in situations where NMI terminates the employment of an eligible employee due to:
1.a reduction in the work force;
2.elimination of his or her position;
3.lack of work; or
4.any other reason approved in the sole discretion of the Company.
Provided they meet all requirements, as specified below, these employees may be eligible to participate in this Plan, the terms of which are further described below. Benefits under this Plan are only available upon an involuntary termination due to layoff, elimination of position or lack of work, and are not available for other involuntary terminations, unless approved by an authorized officer of the Company. Employees who voluntarily terminate employment or who retire, die or become disabled are not eligible for severance benefits under this Plan. Employees who are on a Company-approved leave of absence at the time of a Company-initiated action that would eliminate his or her position will be considered for severance benefits under this Plan at the conclusion of the approved leave. At such time, the employee must meet all of the necessary prerequisites to return to active employment under the terms of the approved leave and must also satisfy the eligibility requirements of this Plan in order to be eligible to receive severance benefits.
This Plan is intended to constitute an “employee welfare benefit plan” as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document constitutes the summary plan description and plan document with respect to this Plan. This Plan supersedes and replaces any and all prior severance, workforce reduction or similar policies or programs that may have been applicable to eligible employees of NMI.
This Plan was originally effective as of February 10, 2016 and is amended and restated as of November 2, 2025, and it will remain in effect unless it is amended or terminated sooner by the Company, which the Company reserves the right to do.
II.ELIGIBILITY
Any regular “full-time” or “part-time” employee of the Company or its subsidiaries (an “Employee”) may be eligible for severance pay or benefits under this Plan if the Employee satisfies all of the conditions set forth in this Plan. Temporary employees are not eligible for severance pay or benefits.

III.CONDITIONS FOR SEVERANCE BENEFITS
Subject to the provisions set forth above, an Employee is eligible to begin receiving severance benefits if he or she meets all of the following conditions:
1.The Employee properly executes a Separation Agreement and Release of All Claims in a form presented by the Company (the “Separation Agreement”) within the time period specified in the Separation Agreement, and does not thereafter revoke the Separation Agreement. The Separation Agreement must be signed on or after the Employee’s last day worked (the “Termination Date”). No benefits will be paid until the Separation Agreement becomes effective according to its terms.
2.The Employee remains an active employee of the Company until the ultimate date established by the Company as the Termination Date.
3.If requested by NMI, the Employee assists with the transition of his or her job duties and responsibilities.
Severance benefits under this Plan are extra compensation to eligible Employees, not compensation that the Company is required to pay outside of this Plan. Therefore, the severance benefits will be provided as consideration for the Employee’s execution of and compliance with the Separation Agreement and for the Employee’s cooperation in NMI’s transition efforts.
IV.BENEFITS
Eligible Employees who meet the conditions set forth in this Plan, and who have signed the applicable Separation Agreement, will be provided the following, according to their position and length of service:

Severance Benefits
Employee Level	Benefits	Employee Level	Benefits
Managers and Individual Contributors
Within first year – 2 weeks of base salary

After first year – 2 weeks of base salary and 1 month of health coverage contribution for each full year of service

(maximum of 4 months of base salary & 4 months of health coverage)
S/VPs
Within first year – 2 months of base salary and 2 months of health coverage

After first year – 2 months of base salary and 2 months of health coverage contribution for each full year of service

(maximum of 8 months of base salary & 8 months of health coverage)

Employee Level	Benefits	Employee Level	Benefits
Directors
Within first year – 1 month of base salary and 1 month of health coverage

After first year – 1 month of base salary and 1 month of health coverage contribution for each full year of service

(maximum of 6 months of base salary & 6 months of health coverage)
EVPs, Executive Chairman, President & CEO (without employment agreement)
Within first year – 3 months of base salary and target annual bonus opportunity

After first year – 3 months of base salary and target annual bonus opportunity for each full year of service (maximum of 18 months (24 months for the Executive Chairman, President & CEO))

An amount equal to the product of (x) the Employee’s target annual bonus opportunity multiplied by (y) a fraction, the numerator of which is the number of days in the then-current fiscal year through the Termination Date and the denominator of which is the total number of days in the then-current fiscal year

12 months (18 months for the Executive Chairman, President & CEO) of health coverage contribution

The cash severance pay will be paid out in one lump sum within seventy (70) days following the applicable Employee’s Termination Date. All cash severance pay under this Plan shall be subject to applicable federal, state, local, or other tax withholding.
Pursuant to the Benefits chart detailed above, NMI will continue to pay the employer contribution towards the eligible Employee’s applicable monthly Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premium (including the employer portion for the eligible Employee’s dependents) for the time period specified above, according to the Employee’s position and, as applicable, length of service, provided the Employee is eligible for and timely elects COBRA coverage.

V.APPEALS PROCESS
A.Initial Claims
If an employee believes that (i) he/she was improperly excluded from participation in this Plan, (ii) benefits under this Plan have been improperly denied or (iii) benefits provided were incorrectly calculated, he/she has the right to submit a written claim to NMI’s Director of Compensation & Benefits (the “Director”). In order to be considered timely, the claim must be submitted within thirty (30) days after the date on which the employee first learns of the facts giving rise to the claim.
The claim must identify the relief requested, and include a statement of the facts supporting the claim. The Director will, in his/her sole discretion, grant or deny the claim. If the claim is denied, the Director will give written notice to the employee, setting forth the reasons for denial, and/or requesting additional material or information, as well as an explanation of this Plan’s claim review procedures. The notice will be given to the employee within ninety (90) days after receipt of the claim. However, the Director, in collaboration with the Senior Vice President, Human Resources, may, in his/her discretion, extend this period for an additional ninety (90) days. Under these circumstances, the Director will give written notice of any extension to the employee before the expiration of the initial ninety (90) day period, and will set forth the circumstances requiring the extension and the date by which the final decision is expected to be issued. If written notice of a claim decision is not provided to the employee within the period described (including any extension), then the claim will be deemed denied at the expiration of such period, and the employee may appeal the denial as described below.
B.Appeals
An employee whose claim has been denied, in whole or in part, may request a review of such denial by filing a written notice of appeal with the Senior Vice President, Human Resources for the Company (the “Plan Administrator”).
The appeal must be made within sixty (60) days after the date on which the initial claim was denied or deemed denied. No action at law or equity may be brought to recover benefits under this Plan unless and until the employee requests an internal administrative appeal during the sixty (60)-day period and the appeal is finally denied by the Plan Administrator. In connection with an appeal, the employee (or the employee’s authorized representative) may review pertinent documents and submit evidence and written argument to the Plan Administrator. All information provided will be considered in deciding the questions presented by the appeal. The Plan Administrator will decide the questions presented by the appeal, either with or without holding a meeting, and will issue a written notice of decision to the employee setting forth the specific reasons for the denial and any other information the Plan Administrator deems appropriate. The notice will be issued within sixty (60) days after receipt of the request for review. However, this period may be extended for an additional sixty (60) days if the Plan Administrator determines, in his/her sole discretion, that circumstances require an extension. Written notice of any extension will be given to the employee before the expiration of the initial sixty (60)-day period, and will indicate the circumstances requiring the extension and the date by which the final decision is expected to be issued. If notice of an appeal decision is not provided to the employee within the period described (including any extension), then the claim will be deemed denied at the expiration of the period. Any decision of the Plan Administrator shall be final and conclusive except to the extent that the employee proves in a civil lawsuit pursuant to a final and non-appealable judgment that the decision of the Plan Administrator was an abuse of discretion.
No legal action may be commenced prior to the completion of the benefits claims procedure described in this Plan. In addition, no legal action may be commenced after the later of (i) 180 days after receiving a written response of the Plan Administrator to an appeal or (ii) 365 days after the date the claimant was terminated.
VI.RIGHTS UNDER ERISA
Participants in this Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•Examine all documents governing this Plan, including collective bargaining agreements and copies of all documents filed by this Plan with the U.S. Department of Labor, without charge at the office of the Senior Vice President of Human Resources.
•Obtain copies of documents governing the operation of this Plan, including collective bargaining agreements and an updated summary plan description, upon written request to the Plan Administrator. A reasonable charge may be made for the copies.
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate this Plan, called “fiduciaries” of this Plan, have a duty to operate this Plan prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your ERISA rights.

If your claim for a benefit is denied or ignored in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents from the Plan Administrator and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about this Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration (1-866-444-3272) or by visiting www.dol.gov/ebsa.
VII.ADDITIONAL PLAN INFORMATION AND PLAN ADMINISTRATION
The Plan sponsor and employer is:
NMI Holdings, Inc.
2100 Powell Street, 12th Fl.
Emeryville, CA 94608
The Plan Administrator of this Plan is the Senior Vice President of Human Resources of NMI. The Plan Administrator is the named fiduciary of this Plan as defined by ERISA. The Plan Administrator may delegate its authority and responsibilities under this Plan to one or more persons.
The Plan Administrator may be contacted at:
NMI Holdings, Inc.
2100 Powell Street, 12th Fl.
Emeryville, CA 94608
Tel: (510) 858-0360
The Plan Administrator has full discretion to administer and interpret this Plan and to decide any and all matters arising under this Plan, including the right to make findings of fact; to determine eligibility for participation, benefits, and other rights under this Plan; to determine whether any notice requirement or other administrative procedure under this Plan has been adequately observed; to determine the proper recipient(s) of any benefits under this Plan; to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision; and otherwise to interpret this Plan in accordance with its terms. The Plan Administrator’s determination on any and all questions arising out of the interpretation or administration of this Plan shall be final, conclusive and binding on all parties.
This Plan’s agent for service of process is the Plan Administrator, who may be contacted at the address listed above.
The Company’s Employment Identification Number is: 45 4914248
The Plan Number is:         LC024.1

The Plan Year ends:         December 31
Plan Type:             ERISA Welfare Plan
Source of Funding:         The Company’s General Assets

VIII.Other Terms and Conditions
•No Benefits will be payable under this Plan unless an Employee timely signs and delivers a Separation Agreement to the Plan Administrator within the time period designated in the Separation Agreement and does not revoke the Separation Agreement as provided by its terms.
•Unless otherwise specified in the Separation Agreement, all benefits of employment terminate as of the Employee’s Termination Date.
•This Plan does not constitute a contract of employment or impose on NMI any obligation to retain employees. Nothing in this Plan will be deemed to modify or affect in any way any Employee’s at-will status.
•This document is the official plan document for this Plan. Upon any conflict between this document and any other document, instrument, or communication describing the policies or procedures with respect to benefits for Employees eligible to participate in this Plan, the terms of this document will control.
•All benefits under this Plan are provided entirely from NMI’s general assets. No portion of this Plan is funded.
•NMI reserves the right, at any time, by written direction, to terminate, modify, or amend, in whole or in part, any and all of the provisions of this Plan.
•If any provision of this Plan is held to be in conflict with or in violation of any federal, state or local statute, rule or decision, all other provisions of this Plan shall continue in full force and effect.
•This Plan shall be governed by ERISA and, to the extent not preempted thereby, the laws of the State of California.